Exhibit 10.1

UNIFIRST CORPORATION

CEO CASH INCENTIVE BONUS PLAN

I.	Purpose

The purpose of the UniFirst Corporation CEO Cash Incentive Bonus Plan (the “Plan”) is to establish a program of incentive compensation for the Chief Executive Officer of the Company (the “CEO”).  The Plan provides additional annual incentives to the CEO, contingent upon meeting certain corporate goals.

II.	Definitions

“Board” means the Board of Directors of the Company.

“Bonus Award” means the award, as determined by the Committee, to be granted to the CEO on an annual basis.

“Code” means the Internal Revenue Code of 1986, as amended.

“Committee” means the Compensation Committee of the Board.

“Company” means UniFirst Corporation.

“Employment Agreement” means the Employment Agreement dated as of April 5, 2010 between the CEO and the Company.

“162(m) Bonus Award” means a Bonus Award that is intended to qualify for the performance-based compensation exception to Section 162(m) of the Code, as further described in Article VI.

“Performance Criteria” means objective performance criteria established by the Committee with respect to 162(m) Bonus Awards.  Performance Criteria shall be measured in terms of any one or more of the following objectives, as such objectives relate to Company-wide objectives:  (i) market value; (ii) book value; (iii) earnings per share; (iv) market share; (v) operating profit; (vi) net income; (vii) cash flow; (viii) return on capital; (ix) return on assets; (x) return on equity; (xi) margins; (xii) shareholder return; (xiii) sales or revenue; (xiv) operating margin; (xv) operating margin as adjusted by objective measurements; (xvi) earnings before interest, taxes, depreciation and amortization; (xvii) net sales; or (xviii) balance sheet measurements.

Each grant of a 162(m) Bonus Award shall specify the Performance Criteria to be achieved, a minimum acceptable level of achievement below which no payment or award will be made, a maximum award level and a formula for determining the amount of any payment or award to be made, if any, if performance is at or above the minimum acceptable level but falls short of full achievement of the maximum Performance Criteria.

If the Committee determines that a change in the business, operations, corporate structure or capital structure of the Company, or the manner in which it conducts its business, or other events or circumstances render the Performance Criteria to be unsuitable, the Committee may modify such Performance Criteria, in whole or in part, as the Committee deems appropriate and equitable; provided, however, that no such modification shall be made if the effect would be to cause a 162(m) Bonus Award to fail to qualify for the performance-based compensation exception to Section 162(m) of the Code.  In addition, at the time performance goals are established as to a 162(m) Bonus Award, the Committee is authorized to determine the manner in which the Performance Criteria related thereto will be calculated or measured to take into account certain factors over which the CEO has no control or limited control, including changes in industry margins, general economic conditions, interest rate movements, changes in levels of measurable losses, costs or expenses and changes in accounting principles.

“Performance Period” means the period during which performance is measured to determine the level of attainment of a Bonus Award.

III.	Administration

The Committee, in its sole discretion, will establish the award amounts which may be earned by the CEO (which may be expressed in terms of dollar amount, percentage of salary or any other measurement), establish goals for the CEO with respect to the award (which may be objective or subjective, and based on individual or Company performance), calculate and determine the CEO’s level of attainment of such goals, and calculate the Bonus Award for the CEO based upon such level of attainment.

Except as otherwise herein expressly provided, full power and authority to construe, interpret, and administer the Plan shall be vested in the Committee, including the power to amend or terminate the Plan.  The Committee may at any time adopt such rules, regulations, policies, or practices as, in its sole discretion, it shall determine to be necessary or appropriate for the administration of, or the performance of its respective responsibilities under, the Plan.  The Committee may at any time amend, modify, suspend, or terminate such rules, regulations, policies, or practices.

IV.	Bonus Awards

It is expected that the Committee, based upon information to be supplied by management of the Company, will establish for the CEO for each Performance Period a minimum, target and maximum award and goals relating to Company and will communicate such award levels and goals to the CEO prior to or during the Performance Period for which such award may be made.  Bonus Awards will be earned by the CEO based upon the level of attainment of his goals during the applicable Performance Period.  As soon as practicable after the end of the applicable Performance Period, the Committee shall determine the level of attainment of the goals and the amount of the Bonus Award payable to the CEO.

V.	Payment of Bonus Awards

Bonus Awards earned during any Performance Period shall be payable as soon as practicable following the end of such Performance Period and the determination of the amount thereof shall be made by the Committee.  Payment of Bonus Awards shall be made in the form of cash.  Bonus Award amounts earned but not yet paid will not accrue interest.

VI.	162(m) Bonus Awards

Unless determined otherwise by the Committee, each Bonus Award awarded under the Plan shall be a 162(m) Bonus Award and will be subject to the following requirements, notwithstanding any other provision of the Plan to the contrary:

1.
No 162(m) Bonus Award may be paid unless and until the shareholders of the Company have approved the Plan (and to the extent required by Section 162(m) of the Code, re-approved the Plan) in a manner that complies with the shareholder approval requirements of Section 162(m) of the Code.

2.	A 162(m) Bonus Award may be made only by a Committee that is comprised solely of not less than two directors, each of whom is an “outside director” (within the meaning of Section 162(m) of the Code).

3.
The performance goals to which a 162(m) Bonus Award is subject must be based solely on Performance Criteria.  Such performance goals, and the minimum, target and maximum Bonus Award payable upon attainment thereof, must be established by the Committee within the time limits required in order for the 162(m) Bonus Award to qualify for the performance-based compensation exception to Section 162(m) of the Code.

4.	No 162(m) Bonus Award may be paid until the Committee has certified the level of attainment of the applicable Performance Criteria.

5.	The maximum amount of a 162(m) Bonus Award under this Plan for any Performance Period is $2,000,000.

VII.	Reorganization or Discontinuance

The obligations of the Company under the Plan shall be binding upon any successor corporation or organization resulting from merger, consolidation or other reorganization of the Company, or upon any successor corporation or organization succeeding to substantially all of the assets and business of the Company.  The Company will make appropriate provision for the preservation of the CEO’s rights under the Plan in any agreement or plan which it may enter into or adopt to effect any such merger, consolidation, reorganization or transfer of assets.

VIII.	Non-Alienation of Benefits

The CEO may not assign, sell, encumber, transfer or otherwise dispose of any rights or interests under the Plan except by will or the laws of descent and distribution.  Any attempted disposition in contravention of the preceding sentence shall be null and void.

IX.	Taxes

The Company shall deduct from all amounts paid under the Plan all federal, state, local and other taxes required by law to be withheld with respect to such payments.

X.	Termination of Employment

In the event the CEO’s employment with the Company is terminated for Cause (as defined in the Employment Agreement), then any outstanding Bonus Award will be terminated and no portion of it will be paid to the CEO.  If the CEO’s employment with the Company is terminated without Cause or by reason of the CEO’s death or Disability (as defined in the Employment Agreement), then any outstanding Bonus Award will remain in effect and a portion (based on the percentage of the applicable Performance Period during which the CEO was employed by the Company) of any amount earned thereunder based on the Company’s achievement of any Performance Criteria will be payable to the CEO.

XI.	Unfunded Plan

The CEO shall have no right, title, or interest whatsoever in or to any investments that the Company may make to aid it in meeting its obligations under the Plan.  Nothing contained in the Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind or a fiduciary relationship between the Company and the CEO.  To the extent that any person acquires a right to receive payments from the Company under the Plan, such right shall be no greater than the right of an unsecured general creditor of the Company.  All payments to be made hereunder shall be paid from the general funds of the Company and no special or separate fund shall be established and no segregation of assets shall be made to assure payment of such amounts.

The Plan is not intended to be subject to the Employee Retirement Income Security Act of 1974, as amended.

XII.	Governing Law

The terms of the Plan and all rights thereunder shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts, without reference to principles of conflict of laws.

XIII.	Other Compensation

Neither the establishment of this Plan nor the grant of a Bonus Award pursuant to this Plan shall constitute an amendment to or otherwise modify the Employment Agreement or otherwise prevent the Company from establishing other compensation plans or arrangements or making awards to the CEO pursuant to such other plans or arrangements.

XIV.	Effective Date

The original effective date of the Plan is December 5, 2012.